EXHIBIT 10.1
VeriChip Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, Florida 33445
March 2, 2007
Daniel A. Gunther
263 Clemow Avenue
Ottawa, Ontario, Canada K1S 2B5
Re:      Amendment to Letter Agreement dated August 11, 2005
Dear Dan,
On behalf of VeriChip Corporation (the “Company”), I am pleased to make the following mutually agreed changes to that certain letter agreement that you entered into with the Company on August 11, 2005 (the “Original Agreement” and the Original Agreement, as amended hereby, the “Letter Agreement”). These changes will be made effective immediately upon your execution of this amendment or as otherwise specified herein.
Role
You will be appointed as the President and Chief Executive Officer of the Company’s two wholly-owned subsidiaries, VeriChip Corporation, a Canadian corporation (“VeriChip Canada”), and VeriChip Holdings, Inc., a Canadian corporation, and resign the title and responsibilities of President of the Company.
In these roles, you will be fully responsible for all aspects of these two corporations and charged with their growth and future success. Specifically, you will have responsibility for:
•	Organic growth and profitability;

•	Growth through complementary acquisitions that will be integrated with the Canadian operations;

•	Direct responsibility for financial reporting for these two subsidiaries that meets or exceeds the financial reporting standards of the Company and Applied Digital Solutions, Inc; and

•	Supporting the Company in a number of activities such as investor relations and public relations.
Specifically, you will not have responsibility for:
•	The Delray Beach, Florida operations or the activities of the implantable product line.

Notwithstanding the foregoing, you shall continue to be considered an “executive officer” of the Company within the meaning of Rule 3b-7 promulgated under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will continue to be subject to the requirements of Section 16 of the Exchange Act.
Compensation
Your base salary will be increased to an annual rate equal to C$250,000 (less applicable taxes and withholding). In addition to this annual base salary, you will also be eligible for an annual incentive with a target compensation of C$500,000 that will be calculated based upon the achievement and/or exceeding of corporate and personal objectives pursuant to annual senior management incentive compensation plans to be approved annually by the Compensation Committee of the Board of Directors of the Company. Both this base salary and your annual incentive compensation plan will be reviewed on an annual basis by the Compensation Committee of the Board of Directors of the Company. Your 2007 senior management compensation plan was approved by the Compensation Committee of the Company’s Board of Directors on March 2, 2007 and has been provided to you.
Termination by VeriChip Canada or VeriChip Holdings, Inc.
In the case of termination by VeriChip Canada or VeriChip Holdings, Inc. for any reason other than for Cause (as defined below), including any material breach of this Letter Agreement, you shall be entitled to a termination payment determined as hereinafter provided in lieu of notice. Such termination payment shall be equal to two (2) multiplied by the sum of (a) your then current base salary and (b) your average aggregate incentive compensation for the then previous three fiscal years of the Company (or in the event your termination occurs in 2007, the average of your aggregate incentive compensation with respect to each of 2005 and 2006). This payment shall be made within 30 days of the date of termination. In the event of your resignation or termination for cause, you will not be entitled to any compensation. For purposes herein, “Cause” shall mean a conviction of a felony by you or your being prevented from providing services hereunder as a result of your violation of any law, regulation and/or rule.
Change in Control of the Company
In the case of a Change in Control of the Company as defined in the March 2, 2007 Executive Management Change in Control Plan approved by the Board of Directors of the Company (the “Plan”), you shall be entitled to the Change in Control Compensation described in the Plan.
Restricted Stock
On March 2, 2007, the Company’s Board of Directors granted you 50,000 restricted shares of common stock of the Company under the Company’s 2002 Flexible Stock Plan. These shares vest two years from the date hereof and are otherwise subject to the terms and conditions set forth in the restricted stock award agreement provided to you on the date hereof.
The Original Agreement shall remain in full force and effect except as specifically amended herein.
Sincerely,
/s/ Scott R. Silverman
Scott R. Silverman
Chairman and Chief Executive Officer
Accepted and agreed with appreciation to as of
the date first above written:
Daniel A. Gunther
Daniel A. Gunther

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